Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

    THIS LICENSE AGREEMENT is made as of this 1st Day of August 2013 (“Execution Date”) by and between the GREEN MOLECULAR S.L., a Spanish corporation with a principal address at Parc Cientific Universidad de Valencia, Polígono La Coma s/n, 46980 Paterna, Valencia, Spain (“GM”) and Chromadex, Inc. , a corporation organized and existing under the laws of California with a principal address 10005 Muirlands Bvld Suite G, Irvine , California 92618 (“CHROMADEX”)
RECITALS

WHEREAS, GM has developed inventions and desire to commercialize such inventions related to Pterostilbene.

WHEREAS, CHROMADEX wishes to acquire certain rights and licenses with respect to the Patent Rights in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound herby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

    1.1  Unless otherwise provided in this Agreement, the following terms when used with initial capital letters shall have the meanings set forth below:

"Affiliate" means, when used with reference to CHROMADEX, any Person directly or indirectly controlling, controlled by or under common control with CHROMADEX.

"Bankruptcy Event" means the person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person makes an assignment for the benefit of creditors, or substantially all of the assets of such person are seized or attached and not released within sixty (60) days thereafter.

"Calendar Quarter" means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

"Confidential Information" means all technical information, developments, discoveries, methods, techniques, formulae, processes and other information relating to Pterostilbene that GM or CHROMADEX owns or controls on the date hereof or owns or controls during the term of this Agreement, including by way of illustration and not limitation, designs, data, drawings, documents, models, business practices, financial data and other similar information.

"Effective Date" shall mean the date that is the earlier of (i) the date of completion of the formulation feasibility study or (ii) six (6) months from the Execution Date of this Agreement.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

"Field" means the use of Pterostilbene and Pterostiblene combinations as listed in the PATENTS  for topical over the counter products, Topical cosmetics, physician dispensed topical products  and topical Rx treatments with structure and or function claims related to the Valid Claims as defined below.

“Expanded Field” means the use of Pterostilbene and Pterostiblene combinations as listed in the PATENTS  for topical and oral over the counter products, Topical cosmetics, physician dispensed topical or oral products  and topical or oral Rx treatments with structure and or function claims related to the Valid Claims as defined below.

"Net Sales Price" means the gross amount charged by CHROMADEX for a Licensed Product less any (a) trade, quantity and cash discounts on Licensed Products actually provided to third parties in connection with arms length transactions, (b) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Licensed Products, and (c) excise, sale, use, value added or other taxes, other than income taxes, paid by Licensee due to the Sale of Licensed Products.  If a Licensed Product is sold for consideration other than solely cash, the fair market value of such other consideration shall be included in the Net Sales Price.  If a Licensed Product is sold in a package, kit, or blended with other products or services which is not a Licensed Product, the Net Sales Price for purposes of calculating the royalty under Article 3 hereof shall be calculated by multiplying the Net Sales Price of the combination product or service by the fraction of A/A+B, where "A" is the Net Sales Price of the Licensed Product  or Service when sold separately and "B" is the Net Sales Price of the other product or service or products or services when sold.

"Patent(s)" means the any patents or applications which claim the invention(s) summarized in Appendix A which relate to the compound known as Pterostilbene, including without limitation any United States Letters Patent, and all continuations, continuations-in-part, additions, divisions, renewals, extensions, reexaminations and reissues of any of the foregoing, all foreign counterparts of any of the foregoing, and any other patents which relate to the Pterostilbene  and Pterostilbene combinations in the Field of the present agreement owned or controlled by GM during the term of this Agreement.

“Patent Right(s)” means all legal rights belonging to GM which are provided by the Patents.

“Patent Expenses” means all out-of-pocket fees, expenses, and charges related to the Patent Rights incurred by GM in connection with the preparation, filing, prosecution, issuance, re-issuance, re-examination, interference, and/or maintenance of applications for patent or equivalent protection for the Patent Rights.

"Person" means an individual, partnership, corporation, joint venture, unincorporated association, or other entity, or a government or department of agency thereof.

"Licensed Products" means any article or portion thereof which is made, produced, sold or used in whole or in part, by or with the use of the licensed Patent Rights.  Licensed Products include Pterostilbene sold to 3rd parties for use in dietary supplement products and used in dietary supplement products sold directly by CHROMADEX.  Licensed Products does not include Pterostilbene sold by CHROMADEX as an analytical reference standard.

“Sunk Patent Expenses” means Patent Expenses incurred by GM prior to the Effective Date of the Agreement.

"Valid Claim" means a claim of an unexpired issued Patent that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision.

"Sabinsa Application" means U.S. Patent Application No. 12/408,808 and any divisional, continuation, continuation-in-part, reissue, or foreign application(s) related to same.

ARTICLE 2
GRANT OF LICENSE

2.1  Grant of License.  Subject to the terms and conditions contained in this Agreement, GM hereby grants to CHROMADEX an exclusive, non-transferrable (except otherwise allowed in this Agreement), worldwide, royalty-bearing right and license to use and practice the Patent Rights to make, have made, use, and sell Licensed Products in the Field.

2.2.1  Right to Sub-license..  Subject to the further provisions of this Section 2.2.2, Licensee may grant sublicenses of the licenses granted to Licensee in Section 2.1 above to third parties by entering into a written agreement with any such third party (each such agreement shall be referred to herein as a “Sublicense” and each such third party shall be referred to herein as a “Sublicensee”).  Only Licensee (and not any Sublicensee) may enter into a Sublicense, and each Sublicense shall expressly prohibit the Sublicensee from granting further sublicenses.

2.2.2  Requirements of each Sublicense Agreement.  Licensee agrees that it will require all Sublicensees to comply with the terms and conditions set forth in this Agreement and applicable to Licensee.  In furtherance of the foregoing but without limiting the generality thereof, each Sublicense shall, for the express benefit of GM, bind the Sublicensee to terms and conditions no less favorable to GM than those between GM and Licensee contained in this Agreement.  To the extent that any term, condition, or limitation of any Sublicense is inconsistent with the terms, conditions and limitations contained in this Agreement, such term, condition, and/or limitation shall be null and void against GM.  .  Within thirty (30) days after the effective date of any Sublicense, Licensee shall provide GM a complete copy of the Sublicense including, without limitation, any and all exhibits and/or attachments thereto.  If the Sublicense is written in a language other than English, the copy of the Sublicense shall be accompanied by a complete translation written in English.  Upon delivery of such translation to GM, Licensee shall be deemed to represent and warrant to GM that such translation is a true and accurate translation of the Sublicense.

2.2.3     Sublicensing Royalty Rate.  Licensee shall pay  GM [*]% for all over the counter sublicensing revenues for those received beyond the supply of the product and [*]% for all RX sublicensing revenues received beyond the supply of the product.

2.2.4  Right of First Refusal:

    (a)'308 Application Right of First Refusal: Application: GM shall notify Licensee of any decision by a patent office to allow claims to United States Patent Application No. 11/631,912 or to any continuation, divisional, reissue or foreign counterpart application to same.  Licensee shall have sixty (60) days from receipt of each notice to elect to expand the Field to include non-topical cosmetics. Licensee shall notify GM of any such election.  An expansion of the Field pursuant to this section shall only apply to the nation of the particular patent office which is the subject of the notification of allowed claims. For the avoidance of doubt, all patent applications described in this paragraph shall be considered to be and treated as Patents.

    (b)Right of First Refusal Payments: Upon the first election by Licensee to expand the Field pursuant to paragraph (a) of this section in the United States, a one-time payment of $[*] shall be owed to GM.  Upon the first election by Licensee to expand the Field pursuant to paragraph (a) of this section in any nation other than the United States, a one-time payment of $[*] shall be owed to GM.  Any payment owed by Licensee pursuant to this paragraph for expansion of the Field in the United States shall become due and payable upon sales of $[*] (QUANTITY/DOLLARS) of Licensed Products intended for use in the United States.  Any payment owed by Licensee pursuant to this paragraph for expansion of the Field in any nation other than the United States shall become due and payable upon sales of $[*] (QUANTITY/DOLLARS) of Licensed Products intended for use outside of the United States.  For the avoidance of doubt, it is understood that subsequent elections by Licensee to expand the Field of Use do not incur additional payments pursuant to this section.

2.3  No Rights by Implication.  No rights or licenses with respect to the Patent Rights are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

ARTICLE 3
LICENSING FEES AND EQUITY

3.1  Upfront and Milestone Payments. In consideration of the license granted hereunder, CHROMADEX shall pay GM the following non-refundable payments:

    (a)Pterostilbene-Quercetin Combination Cosmetic Claims Milestone : A one-time Payment of $[*] will be due upon the allowance and issuance of the first United States patent included in the Patent Rights whose scope, provided by either composition or method claims, includes exclusive rights to the use of a formulation comprised of pterostilbene and quercetin (optionally with additional active ingredients) for either the prevention or treatment of cosmetic skin damage,  prevention or treatment of wrinkles, or for the prevention of the effects of radiation from the sun (i.e., as a sunscreen).

    (b)Pterostilbene Cosmetic Claims Milestone: A one-time Payment of $[*] will be due upon the allowance and issuance of the first United States patent included in the Patent Rights whose scope, provided by either composition or method claims, includes exclusive rights to the use of a formulation comprised of pterostilbene with or without additional active ingredients for either the prevention or treatment of cosmetic skin damage, prevention or treatment of wrinkles, or for the prevention of the effects of radiation from the sun (i.e., as a sunscreen).

    (c)Pterostilbene-Quercetin Combination Therapeutic Claims Milestone: A Payment of $[*] will be due upon the allowance and issuance of the first United States patent included in the Patent Rights whose scope, provided by either composition or method claims, includes exclusive rights to the use of a formulation comprised of pterostilbene and quercetin (optionally with additional active ingredients) for the treatment of skin diseases.

    (d)Pterostilbene Therapeutic Claims Milestone: A one-time Payment of $[*] will be due upon the allowance and issuance of the first United States patent included in the Patent Rights whose scope, provided by either composition or method claims, includes exclusive rights to the use of a formulation comprised of pterostilbene with or without additional active ingredients for the treatment of skin diseases.

    (e)   $[*] within thirty (30) day of the Execution Date, and a second Payment  of $[*] will be due upon completion of formulation feasibility studies or 18 months from the Execution date whichever is soon.

3.2  Royalties.  In further consideration of the rights and licenses granted hereunder, during the Term of the Agreement CHROMADEX shall pay GM the following non-refundable royalty payments:

    (a) For the period in which no United States patent has issued in connection to the Sabinsa Application, CHROMADEX shall pay GM [*]% of Net Sales of all Licensed Products sold to third parties for ingredients intended for retail products covered in the field and intended for treatment of conditions listed in VALID CLAIMS in the nation(s) where sales of the retail products occur and [*]% of all Net sales of CHROMADEX retail products containing pterostilbene ,covered in the field and intended for treatment of conditions listed in VALID CLAIMS in the nation(s) where sales of the retail products occur . CHROMADEX agrees to pay GM at least the following minimum royalties during the term of this Agreement and the time in which no United States patent has issued in connection to the Sabinsa Application:

    Calender Year 1:  $[*]

    Year 2: $[*]

    Year 3 and beyond.  $[*] per year

    (b) For the period in which one or more United States patents has issued in connection the Sabinsa  Application, CHROMADEX shall pay GM [*]% of Net Sales of all Licensed Products sold to third parties for ingredients intended for retail products covered in the field and intended for treatment of conditions listed in VALID CLAIMS where sales of the retail products occur in the United State, [*]%  of all Net Sales of CHROMADEX retail products containing pterostilbene ,covered in the field and intended for treatment of conditions listed in VALID CLAIMS in the United States, [*]% of Net Sales of all Licensed Products sold to third parties for ingredients intended for retail products covered in the field and intended for treatment of conditions listed in VALID CLAIMS in the nation(s) where sales of the retail products occur other than in the United States and [*] of all Net sales of CHROMADEX retail products containing pterostilbene ,covered in the field and intended for treatment of conditions listed in VALID CLAIMS in the nation(s) where sales of the retail products occur other than in the United States.  CHROMADEX agrees to pay GM at least the following minimum royalties (in addition to those included in 3.2.a) during the term of this Agreement and the  time in which one or more United States patents has issued in connection to the Sabinsa Application:

    Year 1:  $[*]

    Year 2:  $[*]

    Year 3 and beyond:  $[*]

    In the event an United States patent issues in connection to the Sabinsa Application, the minimum royalty for the year in which the first such patent issues shall be adjusted on a pro-rata basis.

3.3  Payments.  Royalties and other amounts payable under this Agreement shall be paid within thirty (30) days following the last day of the Calendar Quarter in which royalties and other amounts accrue. The last such payment shall be made within thirty (30) days after termination of this Agreement.  Payments shall be deemed paid as of the day on which they are received by GM.

3.4  Reports. CHROMADEX shall deliver to GM within thirty (30) days after the end of each Calendar Quarter following commercial sale of a Licensed Product a report setting forth in reasonable detail the calculation of the royalties and other amounts payable to GM for such Calendar Quarter pursuant to this Article 4, including, without limitation, the Licensed Products sold in each country during such Calendar Quarter, and the Net Sales Price.

3.5  Currency, Place of Payment, Interest.

    (a)  All dollar amounts referred to in this Agreement are expressed in United States dollars.  All payments to GM under this Agreement shall be made in United States dollars (or other legal currency of the United States), as directed by GM, by check payable or by wire transfer to an account as GM may designate from time to time.

    (b)  If CHROMADEX receives revenues from sales of Licensed Products in a currency other than United States dollars, royalties shall be converted into United States dollars at the applicable conversion rate for the foreign currency as published in the “Exchange Rates” table in the eastern edition of The Wall Street Journal as of the last date of the applicable Calendar Quarter.

    (c)  Amounts that are not paid when due shall accrue interest from the due date until paid, at an annual rate equal to the “Prime Rate” plus [*]% as published in the “Money Rates” table in the eastern edition of The Wall Street Journal as of the due date.

3.6  Records. CHROMADEX will maintain complete and accurate books and records that enable the royalties payable hereunder to be verified.  The records for each Calendar Quarter shall be maintained for two years after the submission of each report under Article 3.5 hereof.  Upon reasonable prior notice to CHROMADEX, GM and its accountants shall have access to the books and records of CHROMADEX to conduct a review or audit thereof.  Such access shall be available during normal business hours. Upon reasonable prior notice to CHROMADEX, GM and its accountants shall have access to the books and records of CHROMADEX to conduct a review or audit thereof no more than two (2) times per year.  Such access shall be available during normal business hours.  In the event such audit reveals any error in the computation of Net Sales which results in an underpayment of royalties in excess of 5% of the amount owed during the applicable period, then CHROMADEX shall promptly reimburse GM for all reasonable expenses and costs incurred in the conduct of such review or audit.

3.7  CHROMADEX will reimburse GM for future Patent Expenses incurred during the term of this Agreement within thirty (30) days of receipt of an invoice from GM.

ARTICLE 4
CERTAIN OBLIGATIONS OF CHROMADEX

4.1  CHROMADEX Efforts; Reporting.  CHROMADEX shall use its reasonable efforts to develop for commercial use and to market a Licensed Product as soon as practicable, and to continue to market a Licensed Product as long as commercially viable, all as is consistent with sound and reasonable business practice.

4.2  Compliance with Laws.  CHROMADEX shall use its best efforts to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of Licensed Products.  Without limiting the foregoing, CHROMADEX acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce.  These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to specified countries.  CHROMADEX will comply with all United States laws and regulations controlling the export of commodities and technical data.

4.3  Government Approvals.  CHROMADEX will be responsible for obtaining, at its cost and expense, all governmental approvals required to commercially market Licensed Products.

4.4  Patent Notices. CHROMADEX shall mark or cause to be marked all Licensed Products made or sold in the United States with all applicable patent numbers for the Patents.  If it is not practical for a Licensed Product to be so marked, then CHROMADEX shall mark or cause to be marked the package for each Licensed Product with all applicable patent numbers for the Patents.  GM shall provide CHROMADEX with assistance in performing such marking upon request.

4.5  Bankruptcy or Equivalent.  CHROMADEX will provide written notice to GM prior to the filing of a petition in bankruptcy or equivalent if CHROMADEX intends to file a voluntary petition, or, if known by CHROMADEX through statements or letters from a creditor or otherwise, if a Third Party intends to file an involuntary petition in bankruptcy against CHROMADEX.  Notice will be given at least 75 days before the planned filing or, if such notice is not feasible, as soon as CHROMADEX is aware of the planned filing where any such notice is allowable under bankruptcy laws.  CHROMADEX's failure to perform this obligation is deemed to be a material pre-petition incurable breach under this Agreement not subject to the 60-day notice requirement of Article 9.2, and GM is deemed to have terminated this Agreement forty-five (45) days prior to the filing of the bankruptcy unless such notice is not allowable under bankruptcy laws.

ARTICLE 5
REPRESENTATIONS

5.1  Representations of GM.  GM represents to CHROMADEX as follows:

    (a)  this Agreement, when executed and delivered by GM, will be the legal, valid and binding obligation of GM, enforceable against GM in accordance with its terms;

    (b) GM, and to GM’s knowledge, has not granted rights in the Patent Rights to any Person other than CHROMADEX;

    (c) GM has not received any written notice that the Patent Rights infringe the proprietary rights of any third party;

    (d) the inventions claimed in the Patents to the knowledge of GM have not been publicly used, offered for sale, or disclosed in a printed publication by employees of more than one year prior to the filing of the U.S. application for the Patents.

5.2  Representations and Warranties of CHROMADEX.  CHROMADEX represents and warrants to GM as follows:

    (a) CHROMADEX is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to execute, deliver and perform this Agreement;

    (b) This Agreement, when executed and delivered by CHROMADEX, will be the legal, valid and binding obligation of CHROMADEX, enforceable against CHROMADEX in accordance with its terms;

    (c)the execution, delivery and performance of this Agreement by CHROMADEX does not conflict with, or constitute a breach or default under,

       (i)  the charter documents of CHROMADEX,

       (ii)  any law, order, judgment or governmental rule or regulation applicable to CHROMADEX, or

       (iii)  any provision of any agreement, contract, commitment or instrument to which CHROMADEX is a party; and the execution, delivery and performance of this Agreement by CHROMADEX does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority.

ARTICLE 6
LIABILITY AND INDEMNIFICATION

6.1  No warranties; Limitation on Liability.  Except as explicitly set forth in this agreement, GM makes no representations or warranties, express or implied, with respect to: (i) commercial utility; or (ii) merchantability or fitness for a particular purpose; or (iii) that the use of the patent rights will not infringe any patent, copyright or trademark or other proprietary or property rights of others.  GM shall not be liable to CHROMADEX, CHROMADEX’s successors or assigns or any third party with respect to any claim on account of, or arising from, the use of information in connection with the patent rights supplied hereunder or the manufacture, use or sale of licensed products or any other material or item derived there from.

6.2  CHROMADEX Indemnification.  CHROMADEX will indemnify and hold harmless GM, its trustees, officers, agents and employees (collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties which results from or arises out of (individually, a “Liability” and collectively, the “Liabilities”):

    (a) breach by CHROMADEX of any covenant or agreement contained in this Agreement;

    (b) the development, use, manufacture, promotion, sale, distribution or other disposition of any Licensed Products by CHROMADEX, its Affiliates, assignees, vendors or other third parties, for personal injury, including death, or property damage arising from any of the foregoing.  The indemnification obligation under Article 6.3 shall not apply to any contributory negligence or product liability of the Indemnified Party which may have occurred prior to the execution of this Agreement.  CHROMADEX will indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

       (i)  any product liability or other claim of any kind related to the use by a third party of a Licensed Product  that was manufactured, sold, distributed or otherwise disposed by CHROMADEX, its Affiliates, assignees, vendors or other third parties;

       (ii)  clinical trials or studies conducted by or on behalf of CHROMADEX relating to any Licensed Product and the Patent Rights, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study;

       (iii)  CHROMADEX’s failure to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of a Licensed Product.

6.3  Procedures.  The Indemnified Party shall promptly notify CHROMADEX of any claim or action giving rise to a Liability subject to the provisions of Article 6.3.  CHROMADEX shall have the right to defend any such claim or action, at its cost and expense.  Indemnified Party must have the right to approve counsel to represent it and such approval will not be unreasonably withheld.  In the event CHROMADEX or any of its parents, affiliates or subsidiaries is also named in a particular claim, CHROMADEX may choose the same attorneys who defend the Indemnified Parties to defend CHROMADEX unless there arises a conflict of interest between the CHROMADEX and one or more of the Indemnified Parties or among the Indemnified Parties. The indemnification rights of GM or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

6.4  Product Liability Insurance.  CHROMADEX shall maintain general liability and product liability insurance that is reasonable based upon industry standards, but not less than two million dollars ($2,000,000) per incident and two million dollars ($2,000,000) in the aggregate.  The insurance amounts specified herein shall not be deemed a limitation on CHROMADEX’s indemnification liability under this Agreement.  CHROMADEX shall provide GM with copies of such policies, upon request of GM.  CHROMADEX shall notify GM at least ten (10) days prior to cancellation of any such coverage.

ARTICLE 7
PATENTS AND INFRINGEMENT

7.1  Prosecution of Patents.

    (a)Responsibilities for Patent Rights.

       (i)           GM through its patent attorneys is responsible for preparing, filing, and prosecuting any patent applications, maintaining any issued patents, and prosecuting and maintaining any and all continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related to the Patent Rights. CHROMADEX will reimburse GM for patent expenses as detailed in Article 3.7.

       (ii)           GM will prepare, file, and prosecute patent applications for the Patent Rights in the United States. GM will also prepare, file, and prosecute international applications for the Patent Rights under the Patent Cooperation Treaty.

    (a)  Such international applications shall designate the European Patent Office as the International Searching Authority, and shall designate at a minimum the European States (defined as “EP” on the international application form of the Patent Cooperation Treaty), and additional countries specified by CHROMADEX.

    (b)  CHROMADEX will specify in writing to GM the additional foreign countries in which patent applications are to be filed and prosecuted. GM when possible will notify CHROMADEX ninety (90) days in advance of a national stage filing deadline for all Patent Rights, and CHROMADEX will specify such additional countries no later than thirty (30) days before the national stage filing deadline for the pertinent patent application.

       (iii) GM is solely responsible for making decisions regarding the content of U.S. and foreign applications to be filed under Patent Rights and prosecution of the applications, continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related thereto.  GM will not seek to narrow the scope of a pending application without obtaining CHROMADEX’s consent, which consent shall not be unreasonably withheld or delayed.  GM shall use its good faith efforts to provide CHROMADEX with a copy of all materials to be filed with the U.S. Patent and Trademark Office and its foreign equivalents at least thirty (30) business days prior to the planned filing and afford CHROMADEX the right to comment.

       (iv)  CHROMADEX will cooperate with GM in the filing, prosecution, and maintenance of any Patent Rights. GM will advise CHROMADEX promptly as to all material developments with respect to the applications. Copies of all papers received and filed in connection with prosecution of applications in all countries will be provided promptly after receipt or filing to CHROMADEX to enable it to advise GM concerning the applications.

       (v)  No party shall be liable for any loss, as a whole or in part, of a patent term extension granted by the U.S. Patent and Trademark Office (or its foreign equivalents) on a patent issuing under the Patent Rights, even if such loss results from acts or omissions of the prosecuting party or its personnel.

       (vi)  Each party agrees to promptly forward all written communications from the other party regarding prosecution of Patent Rights to its patent counsel as appropriate, with a written confirmation to the other party that the communications have been forwarded.

7.2 Infringement by Third Party.  In the event that CHROMADEX or GM become aware of suspected infringement of the Patent Rights, they shall promptly notify the other parties of such suspected infringement.   CHROMADEX and GM directly or together, may bring suit to abate infringement of the Patent Rights, or communicate with a potential infringer, with prior approval from the other parties.  In the event that one party intends to bring suit relating to suspected infringement, it shall promptly notify the other parties of its intention to sue so that the other parties may have the opportunity to approve and participate in and share costs and recoveries from said suit.  If only one party brings suit and the other parties choose not to participate in said suit, the party that brings the suit shall be liable for all litigation costs and shall be entitled to retain all recoveries therefrom.  In such an event, the other parties shall provide reasonable cooperation, at the expense of the party bringing suit, in the maintenance of such a suit.  In the event CHROMADEX chooses to bring suit and GM declines to participate, GM agrees to join such suit should GM be deemed a necessary party to such suit.  In the event neither party elects to brings suit within 90 days of notice of the suspected infringement, GM  and CHROMADEX shall make commercially reasonable efforts to end the infringement.

ARTICLE 8
CONFIDENTIALITY AND PUBLICATIONS

8.1  Confidentiality.  To the extent allowed by law, both parties shall maintain in confidence and shall not disclose to any third party the Confidential Information received pursuant to this Agreement, without the prior written consent of the disclosing party except that the Confidential Information may be disclosed by either party only to those third parties (x) who have a need to know the information in connection with the exercise by either party of its rights under this Agreement and who agreed in writing to keep the information confidential to the same extent as is required of the parties under this Article 8.1, or (y) to whom either party is legally obligated to disclose the information.  The foregoing obligation shall not apply to information which:

    (a)  is, at the time of disclosure, publicly known or available to the public, provided that Information will not be deemed to be within the public domain merely because individual parts of such Information are found separately within the public domain, but only if all the material features comprising such Information are found in combination in the public domain;

    (b)  is known to recipient at the time of disclosure of such Confidential Information provided that recipient promptly notifies disclosing party in writing of this prior knowledge within thirty (30) days of receipt;

    (c)  is hereafter furnished to recipient by a third party, as a matter of right and without restriction on disclosure, provided that recipient promptly notifies disclosing party in writing of this third party disclosure after receipt thereof;

    (d)  is made public by disclosing party;

    (e)  is disclosed with the written approval of either party;

    (f)  is the subject of a legally binding court order compelling disclosure, or is otherwise subject to any law or regulation or regulatory body compelling disclosure, provided that recipient must give disclosing party reasonable advance notice of such required disclosure, and recipient must cooperate with disclosing party in attempting to prevent or limit such disclosure.

8.2  Publications.    Should GM desire to disclose publicly, in writing or by oral presentation, Confidential Information related to the Patent Rights, GM shall notify CHROMADEX in writing of its intention at least ninety (90) days before such disclosure.  GM shall include with such notice a description of the oral presentation or, in the case of a manuscript or other proposed written disclosure, a current draft of such written disclosure.

    If the content of such disclosure represents in the eyes of CHROMADEX a new Invention or significant improvement to the state of the art that may result in a new patent, CHROMADEX may request GM, no later than ninety (90) days following the receipt of GM’s notice, to file a patent application, copyright or other filing related to such Invention.  All such filings shall be subject to the provisions of Article 7.1 of this Agreement.  Upon receipt of such request, GM shall arrange for a delay in publication, to permit filing of a patent or other application .  Should the parties reasonably determine that more than ninety (90) days is required in order to file any such patent information (including additional time required to perform additional research required for adequate patent disclosure), or, if CHROMADEX reasonably determines that such Confidential Information cannot be adequately protected through patenting and such Confidential Information has commercial value as a trade secret, then publication or disclosure shall be postponed until the parties can mutually agree upon a reasonable way to proceed.

8.3  Use of Name.  Neither CHROMADEX nor GM shall directly or indirectly use the other party’s name, or the name of any trustee, officer or employee thereof, without that party’s prior written consent, or disclose the terms of this Agreement to third parties except that GM or CHROMADEX may disclose this Agreement to an Affiliate and may disclose an accurate description of the terms of this Agreement to the extent required under federal or state securities, tax, grant administration, or other disclosure laws.  GM shall take steps to preserve the confidentiality of such information to the extent allowed by law.

ARTICLE 9
TERM AND TERMINATION

9.1  Term.  This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue, subject to earlier termination under Articles 9.2 or 9.3 hereof, until the expiration of the last to expire of the Patents.

Termination by GM. Upon the occurrence of any of the events set forth below (“Events of Default”), GM shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:

    (a)  nonpayment of any amount payable to GM that is continuing sixty (60) calendar days after GM gives CHROMADEX written notice of such nonpayment;

    (b)  any breach by CHROMADEX of any covenant (other than a payment breach referred to in clause (a) above or a Commercialization Plan breach referred to in Article 9.3 below) or any representation or warranty contained in this Agreement that is continuing sixty (60) calendar days after GM gives CHROMADEX written notice of such breach;

    (c)  CHROMADEX fails to comply with the terms of the license granted under Article 2 hereof and such noncompliance is continuing sixty (60) calendar days after GM gives CHROMADEX notice of such noncompliance;

    (d)  CHROMADEX becomes subject to a Bankruptcy Event;

    (e)  the dissolution or cessation of operations by CHROMADEX;

    (f)  If after the first commercial sale of a Licensed Product  and during the term of this Agreement, CHROMADEX fails to make reasonable efforts to commercialize at least one (1) Licensed Product  or fails to keep at least one (1) Licensed Product  on the market after the first commercial sale for a continuous period of one (1) year, where such noncompliance is continuing sixty(60) calendar days after GM gives CHROMADEX written notice of such noncompliance.  The inclusion of at least one (1) Licensed Product in an available catalog of products containing Pterostilbene or in an available catalog of products directed for treatment of the conditions in the Patent shall be deemed a reasonable effort to commercialize under this section.

9.3  Commercialization Plan.  CHROMADEX has provided GM with a Commercialization Plan acceptable to GM.  Such Commercialization Plan is contained in Appendix B and is incorporated herein by reference.  GM shall be entitled to terminate this Agreement if CHROMADEX fails to meet the pre-established development milestones contained in the Commercialization Plan. If the event that Sabinsa Patent Issues, CHROMADEX and GM will work in good faith to establish a new Commercialization plan.The milestones may be changed as agreed upon in advance in writing by both parties.  GM shall give written notice of its decision to terminate this Agreement specifying a failure of the Commercialization Plan milestones.  Unless CHROMADEX has remedied such failure or both parties have agreed, in writing, to a revised milestone schedule within sixty (60) days after receipt of such notice, this Agreement will be deemed to terminate as of the expiration of such sixty (60) day period.

9.4  Termination by CHROMADEX.  CHROMADEX shall have the right to terminate this Agreement, at any time and with or without cause, upon one hundred and twenty (120) days’ written notice to GM.

9.5  Rights and Duties Upon Termination.  Within thirty (30) days after termination of this Agreement, each party shall return to the other party any Confidential Information of the other party.  In the event of an early termination of this Agreement, CHROMADEX shall have the right to use or sell all the Licensed Product(s) on hand or in the process of manufacturing at the time of such early termination, provided that CHROMADEX shall be obligated to pay to GM a royalty on such sales as set forth in this Agreement if, at that time there remains in existence any of Licensor’s Patent Rights covering the transfer of such Licensed Product(s) and a royalty or other payment is payable pursuant to the terms of this Agreement.

9.6  Provisions Surviving Termination.  CHROMADEX’s obligation to pay any royalties accrued but unpaid prior to termination of this Agreement shall survive such termination. In addition, all provisions required to interpret the rights and obligations of the parties arising prior to the termination date shall survive expiration or termination of this Agreement.

ARTICLE 10
OTHER TERMS AND CONDITIONS

10.1  Assignment. This Agreement and the rights and benefits conferred upon CHROMADEX hereunder may not be transferred or assigned by CHROMADEX to any party without the prior written consent of GM, such permission will not be unreasonably withheld, except for:

    (a)  an assignment in connection with a merger, sale or reorganization of CHROMADEX, or the sale or transfer of all or substantially all of CHROMADEX’s assets which relate to the manufacture of a Licensed Product or use of the Patent Rights provided that CHROMADEX demonstrates to GM’s reasonable satisfaction that the buyer or transferee is at least as financially stable as CHROMADEX and following the sale or transfer would be as capable of performing its obligations under this Agreement as CHROMADEX would be; or

    (b)  an assignment of a security interest in this Agreement as a part of a security interest in all or substantially all of the CHROMADEX’s assets which relate to the Patent Rights or a Licensed Product. Any prohibited assignment of this Agreement on the rights hereunder shall be null and void.  No assignment shall relieve CHROMADEX of responsibility for the performance of any accrued obligations which it has prior to such assignment.  This Agreement shall inure to the benefit of permitted assigns of CHROMADEX.

For the avoidance of doubt, the parties agree that any assignment of this Agreement made in accordance with this Article 10.1 in which GM has given written consent shall relieve the assignor of all obligations under this Agreement, whether fixed, accrued, contingent or otherwise, whereupon the effect shall be the same as if this Agreement had been executed by the assignee in the first instant and the assignor had never been a party hereto.

10.2  Assignment. This Agreement and the rights and benefits conferred upon CHROMADEX hereunder may not be transferred or assigned in whole or any part by GM to any party without the prior written consent of CHROMADEX, such permission will not be unreasonably withheld.

10.3  No Waiver.  A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.4  Independent Contractor.  Nothing herein shall be deemed to establish a relationship of principal and agent between GM and CHROMADEX, nor any of their agents or employees for any purpose whatsoever.  This Agreement shall not be construed as constituting GM and CHROMADEX as partners, or as creating any other form of legal association or arrangement which could impose liability upon one party for the act or failure to act of the other party. No employees or staff of GM shall be entitled to any benefits applicable to employees of CHROMADEX. Neither party shall be bound by the acts or conduct of the other party.

10.5  Notices. Any notice under this Agreement shall be sufficiently given if sent in writing recognized commercial delivery service with proof of delivery."   addressed as follows:

if to GM, to: Dr. Jose Mª Estrela
Parc Cientific Universidad de Valencia,
Polígono La Coma s/n,
46980 Paterna, Valencia, Spain ______________

if to CHROMADEX, to:
ChromaDex Inc,
Chief Financial Officer
10005 Muirlands Bvld
Suite G
Irvine, CA 92618

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Article 10.4.

10.6  Entire Agreement.  This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.  This Agreement may not be modified or varied except by a written document signed by duly authorized representatives of both parties.

10.7  Severability.  In the event that any provision of this Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, the remaining portions of this Agreement shall continue in full force and effect, and the parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

10.8  Force Majure  In the event that either party’s performance of its obligations under this Agreement shall be prevented by any cause beyond its reasonable control, including without limitation acts of God, acts of government, shortage of material, accident, fire, delay or other disaster, provided that the effected party shall have used its reasonable best efforts to avoid or remove the cause of such nonperformance and to minimize the duration and negative affect of such nonperformance, then such effected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.  The affected party shall continue performance under this Agreement using its best efforts as soon as such cause is removed.

10.9  Headings.  Any headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

10.10  No Third Party Benefits.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

10.11  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the  State of New York.. The parties hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

10.12  Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto.  This Agreement may be executed in any numberr of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

10.12  Resolution of Disputes.  If the parties are unable to reach agreement by negotiating in good faith about any matter under this Agreement, the parties agree to resolve the dispute themselves, and if failing to do so, they agree to seek resolution of the dispute through the mediation in New York, New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the date first above written.

Green Molecular S.L

/s/ Manuel Castellón Leal
Manuel Castellón Leal                                                                                                                                          Date:  August 1, 2013
By Power of Attorney on behalf of Green Molecular

CHROMADEX, INC.

/s/ Frank L. Jaksch Jr.
Frank L. Jaksch Jr.
Chief Executive Officer                                                                                                                                        Date:  August 1, 2013

APPENDIX A
PATENT RIGHTS

TITLE:

USE OF PTEROSTILBENE (PTER) AS MEDICAMENT FOR PREVENTION AND/OR TREATMENT OF SKIN DISEASES, DAMAGES OR INJURIES OR AS COSMETIC

COUNTRY	PATENT NUMBER	LEGAL STATUS
AUSTRALIA	2010311326	Pending
BRAZIL	BR 112012010070-0	Pending
CANADA	2,778,151	Pending
CHINE	201080048865.5	Pending
EUROPE	10775793.2	Granted: Mention of grant will be published on 24.07.2013; Validation in designated European countries to be decided
ISRAEL	219318	Pending
JAPAN	2012-535862	Pending
REPUBLIC OF KOREA	10-2012-7013257	Pending
MEXICO	MX/a/2012/005013	Pending
RUSSIA	2012122241	Pending
UNITED STATES	13/504,056	Pending

TITLE:

COMBINED USED OF PTEROSTILBENE AND QUERCETIN FOR   THE PRODUCTION OF CANCER TREATMENT MEDICAMENT

COUNTRY	PATENT NUMBER	LEGAL STATUS
AUSTRIA	05774387.4 (E 425747)	Granted
BELGIUM	05774387.4	Granted
SWITZERLAND	05774387.4	Granted
GERMANY	05774387.4 (60 2005 013 390.9-08)	Granted
DENMARK	05774387.4	Granted
FRANCE	05774387.4	Granted
UNITED KINGDOM	05774387.4	Granted
REPUBLIC OF KOREA	05774387.4	Granted
IRELAND	05774387.4	Granted
ITALY	05774387.4	Granted
NETHERLANDS	05774387.4	Granted
PORTUGAL	05774387.4	Granted
SWEDEN	05774387.4	Granted
SPAIN	05774387.4	Granted
TURKEY	05774387.4 (TR 2009 04262)	Granted
UNITED STATES	11/631,912	Granted

Appendix B

Skincare Development Plan

Steps to Developing Skin Care Platform		Details	Start	Finish
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]